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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                METROCALL, INC.


        I, the undersigned, being the Assistant Secretary of METROCALL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DO HEREBY CERTIFY:

        FIRST: That Article Four of the Certificate of Incorporation be and it hereby is amended to read as follows:

        4.1 Authorized Shares.

                 The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 27,000,000 shares, of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock") and 26,000,000 shall be classified as shares of Common Stock, par value $0.01 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

        SECOND: That the amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.
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        IN WITNESS WHEREOF, I have signed this certificate this 25th  day of
June, 1996.

                                                    /s/ Shirley B. White
                                                ----------------------------
                                                     Shirley B. White